EXHIBIT 10

Stock Purchase Agreement

between

Solar Energy Limited

and

D2 Fusion Inc.

and

Russ George

August 18, 2005

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (“Agreement”), entered into as of August 18, 2005, by and between Solar Energy Limited, a Delaware corporation (“Company”) and D2 Fusion Inc., a California corporation (“D2F”), and Russ George, the sole shareholder of D2F (“Seller”).

WITNESSETH:

WHEREAS, the Seller owns common stock in D2F, which stock constitutes 100% of the issued and outstanding shares of D2F (“D2F Shares”); and

WHEREAS, the Company desires to acquire from the Seller, and the Seller desires to sell to the Company, all of the D2F Shares amounting to one million (1,000,000) shares of no par value common stock, in exchange for two million dollars ($2,000,000) paid in the form of a five (5) year interest bearing debenture that shall be convertible, at Seller’s option, one (1) year after Closing through the remaining term of the debenture, at a discount to market price not to exceed one dollar ($1.00) per share into shares of the Company’s common stock, or, in the event that the Company shall cause D2F to become a separate public company, pursuant to an initial public offering or reverse acquisition, the debenture shall be convertible into shares of the separate public entity on the same terms and conditions; and

WHEREAS, as an inducement to enter into this Agreement, the Company agrees to loan D2F two hundred thousand dollars ($200,000), of which D2F acknowledges receipt of one hundred and twenty five thousand one hundred dollars ($125,000) as of the date of this Agreement, the balance of which will be loaned to D2F on or before September 15, 2005 or as D2F’s budget dictates.

WHEREAS, as an inducement to enter into this Agreement, the Company agrees to arrange further financing for D2F in an amount of no less than two million dollars ($2,000,000) within twelve (12) months of the Closing of this Agreement to be placed in one or more tranches in accord with the requirements of D2F’s annual budget and business plan.

WHEREAS, in the event that Company fails to arrange a financing for D2F in the amount of two million dollars ($2,000,000) within twelve (12) months of the Closing of this Agreement, Seller shall have the right to redeem the D2F Shares in exchange for canceling any amounts due to Seller pursuant to the Company Debenture and Company shall have the right to redeem the Company Debenture in exchange for returning the D2F Shares to Seller.

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and agreements set forth herein, the parties hereto agree as follows:

ARTICLE IDEFINITIONS
AND INTERPRETATION

1.1 Defined Terms. Unless otherwise specifically defined in this Agreement or the context otherwise requires, capitalized terms used in this Agreement shall have the following meanings:
1.1.1.	“Affiliate” or “Affiliated” means, in relation to any party, any company or other commercial entity or person which directly or indirectly controls, is controlled by or is under common control with such party or any of such party’s directors, supervisors or management personnel.

1.1.2.	“Agreement” means this agreement, the recitals hereto and all Exhibits attached to this Agreement, in each case, as they may be amended or supplemented from time to time, and the expressions “hereof”, “herein”, “hereto”, “hereunder”, “hereby”, and similar expressions, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement; and unless otherwise indicated, references to sections and subsections are to sections and subsections in this Agreement.

1.1.3	“Applicable Law” means any domestic or foreign statute, law, ordinance, regulation, by-law or Order that applies to the Company, D2F, or the Seller.

1.1.4	“Assets” means all of the properties, rights and assets of the D2F including, without limitation, Inventory, patents, cash and cash equivalents, all investments, accounts receivable, Goodwill, Lands, Fixed Plant and Equipment, Personal Property and Material Contracts.

1.1.5.

“Business” means the business of engineering, developing and marketing the unique, environmentally benign energy systems employing D2F’S proprietary nanotechnology to produce solid-state fusion energy, specifically a commercially viable 1 kW generator using “cold fusion” technology.

1.1.6 “Business Day” means any day other than a Saturday, a Sunday or a day on which chartered banks in the United States of America are authorized or obligated by law to close.

1.1.7 "Closing" has the meaning set forth in subsection 2.9.
1.1.8 “Company Debenture” means the convertible debenture convertible into shares of the capital of the Company issued by Company to Seller on account of the Purchase Price as contemplated by Section 2.3.

1.1.9 “Employees” means all persons engaged in the Business including employees, employees on leave, contract employees and owner-operators, if any.

1.1.10 “Employment Agreement” means the employment agreement referred to in Exhibit C entered into at Closing by D2F and Seller.

1.1.11 “Encumbrance” means any encumbrance of any kind whatever and includes, without limitation, any adverse claim, security interest, mortgage, lien, hypothecation, pledge, assignment, charge, trust or deemed trust (whether contractual, statutory or otherwise arising), or any other right, option or claim of others affecting the Assets, and any covenant or other agreement, restriction or limitation on the transfer of the Assets.

1.1.12 “Environmental Laws” includes all applicable laws, statutes, regulations, by-laws, rules and Orders of any Governmental Authority where D2F has carried on business and the common law, relating, in whole or in part, to the environment, and includes those laws relating to the storage, generation, use, handling, manufacture, processing, transportation, import, export, treatment, release or disposal of any Hazardous Substance.

1.1.13 “Environmental Permits” includes all certificates, approvals, consents, authorizations, registrations, and licenses issued, granted, conferred, created or required by any Governmental Authority pursuant to any Environmental Laws.

1.1.14 “Facility” means the main research and development facility for the Business to be located at Foster City, California.

1.1.15 “Financial Statements” means the un-audited financial statements of D2F for the period ending June 30, 2005, consisting of a balance sheet, income statements, and statements of operations, copies of which are attached hereto as Exhibit D.

        1.1.16 “Fixed Plant and Equipment” means all plant, machinery and equipment situate on the Lands, if any.

1.1.17 “Governmental Authority” includes any domestic or foreign government whether state, federal, provincial, or municipal and any governmental agency, governmental authority, governmental tribunal or governmental commission of any kind whatsoever.

      1.1.18 “Goodwill” means:

1.1.18.1 all customer lists, contracts, files, records and outstanding quotations;
1.1.18.2 all trade marks (registered or not), trade names, designs, URL and domain names, logos, patents, patent applications, licenses and any other rights to the use of patents, industrial design applications and copyrights (registered or not) used in the Business, including those set forth in Exhibit E;

        1.1.18.3 all trade secrets and confidential information of D2F in relation to the Business;

1.1.18.4 all point of sale computer software and related manuals owned by or licensed to D2F in relation to the Business; and 1.1.18.5 all know-how of the Business including:
1.1.18.5.1 all information of a scientific or technical nature whether in oral, written, graphic, machine readable, electronic or physical form; and

1.1.18.5.2 all patterns, plans, designs, research data, research plans, trade secrets and other proprietary know-how, processes, formulas, drawings, technology, unpatented blue prints, flow sheets, equipment and parts lists, instructions, manuals, records and procedures.

1.1.19 “Hazardous Substance” means any hazardous waste, hazardous substance, hazardous material, toxic substance, dangerous substance or dangerous good or contaminant as defined or identified in any Environmental Law.

        1.1.20 “Inventory” means all inventories of products relating to the Business, all supplies, and equipment relating thereto.

1.1.21 “Lands” means the lands leased by D2F in relation to the business including, without limitation, the lands on which the Facility is located.

1.1.22 “Loss” means any and all loss, liability, damage, cost or expense actually suffered or incurred by a party resulting from the subject matter of any claim, including the costs and expenses of any action, suit, proceeding, demand, assessment, judgment, settlement or compromise relating thereto (including legal fees), net of any tax savings arising as a result of expensing the same, less the amount of any judgment awarded as a result of any counterclaim or set-off relating to that claim.

        1.1.23 “Material Contracts” means those agreements that are material to the business of the Company and D2F.

1.1.24 “Non-Compete Agreement” means the non-competition agreement referred to in Section 2.6.1 to be entered into at the Closing by the Company and the Seller, attached as Exhibit F.

1.1.25 “Order” means any order, judgment, injunction, decree, award or writ of any court, tribunal, arbitrator, Governmental Authority, or other person who is authorized to make legally binding determinations.

1.1.26 “Permits” means all permits, licenses, authorizations, agreements or understandings relating to the Business and issued by any Governmental Authority, or to which any Governmental Authority is a party, including, without limitation, the Environmental Permits.

1.1.27 "Permitted Encumbrances" means the Encumbrances listed in Exhibit G hereto.
1.1.28 “Personal Property” means all of the equipment, vehicles, machinery, furniture, chattels and other tangible personal property used in the Business as at the Closing and any and all operating manuals, warranty information or other documentation relating thereto.

1.1.29 “Pollution” means any type of environmental damage or contamination which contravenes any Environmental Law, including, without limiting the generality of the foregoing, damage to or contamination by any substance, waste, or goods including, without limiting the generality of the foregoing, any Hazardous Substance.

1.1.30 “Promissory Notes” means those promissory notes executed by D2F in favor of the Company for amounts loaned to D2F prior to or subsequent to Closing.

1.1.31 “Purchase Price” means the purchase price for the D2F Shares as set forth in Section 2.2 of this Agreement. 1.1.32 “Taxes” means all taxes and similar governmental charges, including:

1.1.32.1 state, federal, provincial, municipal and local, foreign or other income, franchise, capital, real property, personal property, withholding, payroll, employer health, transfer, sales, use, excise, goods and services, consumption, countervail and value added taxes, all other taxes of any kind relating to D2F, or the Business and imposed by any Governmental Authority, whether disputed or not; and

1.1.32.2 assessments, charges, duties, fees, imposts, levies or other governmental charges and interest, penalties or additions associated therewith.

1.1.33 “Tax Returns” means all reports, returns and other documents filed or required to be filed by D2F in relation to the Business in respect of Taxes or in respect of or pursuant to any domestic or foreign federal, provincial, state, municipal, territorial or other taxing statute.

1.2 Gender and Number. The terms defined in the singular shall have a comparable meaning when used in the plural and vice versa, and words importing gender include all genders.

1.3 Currency. Unless specified, all references to currency in this Agreement shall mean United States dollars. 1.4 Exhibits. The following Exhibits are attached hereto and form part of this Agreement:

      Exhibit Description

A Convertible Debenture B Promissory C Note D Employment Agreement E Financial Statements F Trade names/Trademarks and Patents G Non-Compete Agreement of Seller with the Company H Permitted Encumbrances Claims and Proceedings

1.5.     Section Headings. The section and subsection headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

ARTICLE IIPURCHASE
AND SALE OF SHARES

2.1.     Purchase and Sale. Upon and subject to the terms of this Agreement, the Company hereby agrees to purchase from Seller, and Seller hereby agrees to sell, assign, transfer and set over to the Company the D2F Shares.

2.2.     Purchase Price. Subject to subsection 2.3., the purchase price for the D2F Shares shall be the sum of $2,000,000 plus accrued interest over the term of the Company Debenture (“Purchase Price”).

2.3.     Purchase Price Payment. The Company shall issue and deliver to Seller at Closing the Company Debenture (attached as Exhibit A hereto) in the principal amount of $2,000,000 that shall accrue interest at five percent (5%) per annum over a five (5) year term convertible one (1) year after Closing through the remaining term, at Seller’s option, into shares of the Company’s common stock, par value $0.0001 (“Company Shares”) at a price not to exceed the lesser of one dollar ($1.00) per share or a ten percent (10%) discount to market price at the time of conversion in exchange for Seller’s sale and delivery to the Company of the D2F Shares.

2.3.1.	Interest accrued on the Company Debenture shall only be paid to Seller in the event that D2F realizes net cash flow from operations by the time of conversion or the Maturity Date, whichever event occurs first.

2.3.2.	Market price at the time of conversion will be determined by the ten (10) day trading average of the Company’s common stock over the ten (10) days immediately prior to giving notice to the Company of Seller’s intention to convert (“Stock Conversion Price”). The number of shares of common stock issuable upon conversion of the Company Debenture shall be determined by dividing the principal plus all accrued interest, subject to subsection 2.3.1, by the Stock Conversion Price.

2.3.3.	The Company shall execute and register a secondary general assignment of the rights to ownership of the issued and outstanding shares of D2F to the benefit of Seller until full satisfaction of the principal and interest due pursuant to the Company Debenture whether through conversion into the Company’s common stock or otherwise are realized by the Seller.

2.3.4.	In the event that the Company shall cause D2F to become a separate public company, pursuant to an initial public offering, reverse acquisition or merger, the Company Debenture shall be convertible, at Seller’s option, into shares of the separate public entity on the same terms and conditions.

2.4.     Resale Restrictions. Any Company Shares issued to Seller on conversion of the Company Debenture shall be subject to resale restrictions imposed pursuant to the Securities Act of 1933 as amended (the “Securities Act”).

2.5.     Company Loans. The Company shall deliver to D2F, on or prior to the Closing, one hundred twenty five thousand dollars ($125,000) in the form of a loan evidenced by an interest bearing promissory note (“Promissory Note”) that shall accrue interest at six percent (6%) per annum over a three (3) year term (attached as Exhibit B hereto). Additional promissory notes to be provided as additional funds are advanced (“Promissory Notes”).

2.5.1.	D2F shall execute and register a primary general assignment of the rights to ownership of the issued and outstanding shares of D2F to the benefit of the Company until full satisfaction of the principal and interest due pursuant to the Promissory Notes is realized by the Company.

2.6.     Agreements at Closing. Within thirty (30) days after the Closing, the Company, D2F and the Seller shall use their good faith and best efforts to:

2.6.1.	Enter into an agreement (“Non-Compete Agreement”), in a form acceptable to the Company’s counsel, acting reasonably, by which Seller agrees not to compete with the Business as carried on by the Company or D2F, or any affiliated or related entity, anywhere in the world for the lesser period of three (3) years from the Closing or the term of the Employment Agreement, attached as Exhibit F.

2.6.2.	Enter into an agreement (“Employment Agreement”), in a form acceptable to the Company’s counsel, acting reasonably, by which Seller agrees to be employed by D2F in an executive capacity for a period of not less than three (3) years from the Closing, attached as Exhibit C.

2.7.     Post-Closing Covenants — Company. The Company shall, by no later than twelve (12) months of the Closing of this Agreement:

2.7.1.	Arrange a financing for D2F in the amount of two million dollars ($2,000,000) on such terms and conditions as may be mutually acceptable to the Company and Seller in the exercise of their good faith and best efforts to be advanced in one or more tranches as outlined in the approved budget.

2.7.2.	Should Company fail to arrange a financing for D2F in the amount of $2,000,000 or should any required tranche fail to close as required by the approved budget, Seller, at his option, shall have an additional ninety (90) days to redeem the D2F Shares in exchange for returning the Company Debenture to the Company and Company, at its option, shall have an additional ninety (90) days to redeem the Company Debenture in exchange for returning the D2F Shares to Seller.

2.8.     Post-Closing Covenants — Seller. The Seller shall, by no later than six (6) months of the Closing of this Agreement:

2.8.1.	Transfer, set over and assign to D2F any and all Goodwill related to any trademark, service mark or trade name using the word “D2FUSION” or any derivative thereof or relating to the Business, whether or not registered in the name of the D2F or Seller in consideration of one dollar ($1.00) from D2F.

2.8.2.	Obtain, at the Company’s option, not less than one million dollars ($1,000,000) of key-man insurance with a reputable insurance company approved by the Company and payable by D2F, on the life of Seller, with the Company named as the sole beneficiary for the term of the Employment Agreement with Seller.

2.9.     Closing. The completion of the purchase and sale of the D2F Shares as herein contemplated (“Closing”) shall take place immediately upon execution and delivery of this Agreement by the exchange of signed facsimile counterparts but, in any event, no later than August 20, 2005.

ARTICLE IIIREPRESENTATIONS
AND WARRANTIES

3.1.     Seller and D2F. The Seller and D2F, jointly and severally, make the representations and warranties set out hereto to the Company:

3.1.1.	Incorporation and Qualification. D2F is duly incorporated, organized and validly subsisting under the laws of the State of California. D2F has all requisite corporate power and authority to own, lease and operate its respective properties. D2F is duly registered, licensed or qualified to carry on the Business in the jurisdictions in which the nature of the business as now being conducted by it or the property owned or leased by it makes such registration, licensing or qualification necessary.

3.1.2.	Authority, Filings, Consents and Approvals. D2F has the corporate power and authority to enter into this Agreement and to perform the transactions contemplated by this Agreement. This Agreement has been duly authorized, executed and delivered by D2F and constitutes a legal, valid and binding obligation of D2F, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. No other proceedings on the part of D2F are necessary to authorize the entering into of this Agreement and the consummation of the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the agreements contemplated herein will not require the Seller, or D2F, or to Seller’s knowledge, the Company, to obtain any consent, waiver, authorization or approval of, or make any filing with or give notice to, any person, except for such consents, waivers, authorizations or approvals which the failure to obtain would not be reasonably likely to have a material adverse effect on the Business.

3.1.3.	Capitalization of D2F. The authorized capital of D2F consists of 10,000,000 shares of no par value common stock of which only the D2F Shares are issued and outstanding. The D2F Shares are duly authorized, validly issued, fully paid and non-assessable and are owned of record and beneficially by Seller, free and clear of any and all Encumbrances.

3.1.4.	Corporate Records. All transactions of D2F have been promptly and properly recorded or filed in or with its respective books and records, and the minute books contain complete and accurate records of the meetings and proceedings of shareholders and directors thereof.

3.1.5.	Company Directors. The directors and officers of D2F are as follows:

      Directors Officers

Russ George Russ George, President Russ George, Chief Financial Officer Russ George, Secretary
3.1.6.	The D2F Shares. Seller has good and valid title to the D2F Shares, free and clear of all Encumbrances. There are no outstanding options, warrants or rights to purchase or acquire, or securities convertible into or exchangeable for or which carry an obligation to purchase or otherwise acquire, any shares or securities in the capital of D2F and there are no other contracts, commitments, agreements, understandings, arrangements or restrictions which require D2F to issue, sell or deliver any of its respective shares or securities and there are no restrictions on the transfer of the D2F Shares.

3.1.7.	Liabilities. D2F has no material liabilities of any kind whatsoever, contingent or non-contingent other than those incurred in the ordinary course of business, including, without limitation, commercial real estate leases, utilities, telephone, legal services, and consulting services.

3.1.8.	Corporate Records and Financial Statements. All material transactions relating to the Business have been promptly and properly recorded or filed in or with D2F’s books and records. The minute books of D2F contain complete and accurate records of the meetings and proceedings of shareholders and directors thereof. The Financial Statements of D2F for the period ending June 30, 2005 (copies of which are attached hereto as Exhibit D), fairly and accurately represent the financial condition and position of the Business as at such date.

3.1.9.	Assets. D2F has good and marketable, legal and beneficial title to all of the Assets, free and clear of all Encumbrances except for the Permitted Encumbrances. The Assets constitute all of the property, rights and other assets used by D2F, or which are necessary or desirable to conduct the Business as conducted prior to the date hereof. Without limiting the generality of the foregoing, none of the Personal Property or the Fixed Plant and Equipment is leased or otherwise used in the Business subject to any agreement with any third party.

3.1.10.	Liabilities. Except as may otherwise be set forth in Section 3.1.7 above, the value of all liabilities of D2F, including any exposure under any guarantees, as at the Closing shall be zero.

3.1.11.	Environmental Compliance. Except in compliance with Environmental Laws D2F has not caused or permitted, and D2F and Seller have no knowledge of, any material release or disposal by any person of any Hazardous Substance on or from any premises formerly or presently used in the Business. All Hazardous Substances generated, handled, stored, treated, processed, transported or disposed of in the course of the Business have been generated, handled, stored, treated, processed, transported or disposed of in all material respects, in compliance with applicable Environmental Laws and the Environmental Permits.

3.1.12.	Intellectual Property Rights. Exhibit F sets forth a true and complete list of all patents and trademarks (“Intellectual Property Rights”), registered or unregistered, owned by or licensed to D2F and used in the Business. The Intellectual Property Rights, and Seller’s trade secrets and know how, constitute all of the intellectual property necessary to process, market and sell the products of the Business in the manner presently conducted by D2F. D2F does not use any trademarks or patents other than those listed in Exhibit F, nor does it use any other intellectual property of any third party that it is not licensed or otherwise entitled to use. All registrations with respect to Intellectual Property are valid, current and in good standing. The patents reference in Section 2 of the Agreement to be registered in the name of D2F by December 31, 2005, will, when registered, be validly registered and free and clear of any and all Encumbrances.

3.1.13.	Payment of Taxes. D2F has paid all Taxes due and payable in relation to the Business and has paid all assessments that D2F has received in respect of Taxes.

3.1.14.	Reassessments. No reassessments of Taxes have been issued against D2F in relation to the Business nor is D2F aware of any pending or threatened assessment or reassessment for Taxes. D2F has not executed or filed with any Governmental Authority any agreement extending the period for assessment, reassessment or collection of any Taxes.

3.1.15.	Withholdings. D2F has withheld from each payment made to any of the employees of the Business or former employees, officers and directors, and to all other persons, all amounts required by law and will continue to do so until the Closing and has remitted or will remit, such withheld amounts within the prescribed periods to the appropriate Governmental Authority. D2F has charged and collected and have remitted or will remit on a timely basis all Taxes as required by Applicable Law on any sale, supply or delivery whatsoever, made in relation to the Business.

3.1.16.	Contracts. D2F is not a party to, or bound by, any material contract, agreement or commitment of any kind in relation to the Business other than this Agreement and the Material Contracts. The Material Contracts are in full force and effect. There is not any pending or threatened cancellation, existing default, or event under any of the Material Contracts which, after notice or lapse of time, or both, would constitute a default under any of the Material Contracts and all of the Material Contracts are terminable on reasonable notice as required by Applicable Law if termination of any of the Material Contracts is not expressly provided for in any of the Material Contracts, or sixty (60) days’ notice or less if termination of any of the Material Contracts is expressly provided for in any of the Material Contracts. All quotations and price lists provided and outstanding to customers of the Business up to the Closing contain normal business terms for the Business and have been provided in the ordinary course of the Business.

3.1.17.	Employees. Complete and accurate particulars of the Employees pertaining to the date of hire of such employees and their annual remuneration and the names of those on long term disability, workers’ compensation or leave of absence (if any) will be provided to the Company upon request. D2F does not have any written employment agreements relating to any of the Employees, except the Employment Agreement.

3.1.18.	Collective/Employment Agreements. None of the Employees is employed under a contract which cannot be terminated by D2F, with or without notice, including those employees who are employed on indefinite hirings requiring reasonable notice of termination by Applicable Law. D2F is not a party, either directly or by operation of law, to any collective agreement. No trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any of the employees of the Business by way of certification, interim certification, voluntary recognition, or successor rights. There are no threatened or pending union organizing activities involving the Employees and there are no threatened labor disputes or work stoppages relating to, or connected with, the Business.

3.1.19.	Occupational Health and Safety. There are no outstanding inspection orders or charges or any other Orders made against the Company or the Business. D2F is in compliance with all occupational health and safety rules and regulations in all material respects in relation to the Business and there are no outstanding violations of such rules and regulations.

3.1.20.	Insurance. The Assets as obtained and developed are to be insured by reputable insurers against liability, loss and damage in such amounts and against such risks as is prudent for the Business, and such insurance coverage will be continued in full force and effect up to and including the Closing. All insurance policies relating to the Business are in full force and effect and D2F is not in default with respect to any of the provisions contained in any such insurance policy. D2F is not aware of any events that could reasonably form the basis for a claim under D2F’s policies of insurance.

3.1.21.	Permits. D2F will own, possesses and will be in compliance with, all Permits required by any Governmental Authority and necessary to conduct the Business.

3.1.22.	Absence of Legal Conflicts. The execution and delivery of this Agreement by the Seller and D2F does not, and the performance of this Agreement by such parties and the completion by them of the transactions contemplated by this Agreement will not:

3.1.22.1.	conflict with or violate the constating documents of D2F, or any resolution of the directors or shareholders of D2F;

3.1.22.2.	conflict with or violate any Applicable Law; or

3.1.22.3.	result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of Assets pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Seller or D2F is a party in relation to the Business or by which the Business or the Assets is bound or affected, which, in any such case, would prohibit or delay such Parties’ ability to perform their respective obligations under this Agreement.

3.1.23.	Litigation. There are no claims, actions, proceedings, suits, investigations or reviews pending or threatened against the Seller, or D2F or otherwise in relation to the Business or the Assets or the D2F Shares, before or by any Governmental Authority, except as described in Exhibit H.

    3.1.24.        Conduct of Business — Changes. Since June 30, 2005:

3.1.24.1.	D2F has conducted the Business in the ordinary course, using reasonable efforts to preserve the Business;

3.1.24.2 There has not been any material adverse change in the Assets, affairs or financial condition of the Business;

        3.1.24.3 D2F has not:

3.1.24.3.1.	Increased the compensation paid or payable to any of the Employees or increased the benefits to which the Employees are entitled or provided any new benefits for any such employees; or

3.1.24.3.2.	Modified, amended or terminated any contract to which it is or was a party in relation to the Business, except in the ordinary course of business with a view to the best interests of the Business.

3.1.25.	Copies of Documents etc. True and complete copies of the documents and agreements listed in the Exhibits hereto which are in writing have been made available to the Company and its counsel for review.

3.1.26.	Investment Intent. Seller is acquiring the Company Debenture for investment purposes only and not with a view of immediate resale or distribution and will not resell or otherwise transfer or dispose of the Company Shares except in accordance with the provisions of all Applicable Laws.

3.2.     Company. The Company makes the representations and warranties set out hereto to the Seller and D2F, recognizing that the Seller and D2F are relying on such representations and warranties in entering into the transactions contemplated by this Agreement. All due diligence searches, investigations or inspections by Seller and D2F, up to the Closing, are without prejudice to the Seller’s and D2F’s right to rely upon the representations and warranties of the Company in entering into the transactions contemplated by this Agreement.

3.2.1.	Incorporation and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified as a foreign corporation in all jurisdictions in which the failure to so qualify would have a material adverse effect on the Company.

3.2.2.	Authority, Filings, Consents and Approvals. The Company has the corporate power and authority to enter into this Agreement and to perform the transactions contemplated by this Agreement. This Agreement has been duly authorized, executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. No other proceedings on the part of the Company are necessary to authorize the entering into of this Agreement and the consummation of the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the agreements contemplated herein will not require the Company to obtain any consent, waiver, authorization or approval of, or make any filing with or give notice to, any person, except for any such consents, waivers, authorizations or approvals which the failure to obtain would not be reasonably likely to materially delay the Company’s ability to perform its obligations hereunder.

3.2.3.	Absence of Legal Conflict. The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and the consummation by it of the transactions contemplated by this Agreement will not:

    3.2.3.1.        Conflict with or violate the constating documents of the Company;

3.2.3.2.	Conflict with or violate any Applicable Law; or

3.2.3.3.	Result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any of its properties is bound or affected, which, in any such case, would prohibit or delay the Company’s ability to perform its obligations under this Agreement.

3.2.4.	Reporting Status. The Company is subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended and is current in all required filings with the Securities and Exchange Commission (“Commission”) as of the Closing Date of this Agreement. The Company’s reports filed with the Commission can be viewed at www.sec.gov.

3.2.5.	Litigation. The Company is not aware of any claims, actions, proceedings, suits, investigations or reviews pending or threatened against the Company.

3.2.6.	Payment of Taxes. The Company has paid all taxes or assessments due or payable in relation to its business operations and has no present liability whatsoever related to any tax obligation.

3.2.7 Due Diligence Investigation. The Company is aware that D2F is an early stage start-up company with no operating history that was founded by Seller and funded entirely by loans from the Company. The Seller and D2F have made available all of its books and records for the Company’s inspection, and the Company has had the opportunity and has conducted a due diligence investigation of D2F and the Seller. The Company is relying upon its due diligence investigation in making and entering this transaction, and is relying upon D2F and Seller’s representations and warranties only to the extent that such reliance is reasonable in light of its own due diligence investigation.

ARTICLE IV

CLOSING

4.1.     Seller’s and D2F’s Deliveries at Closing. At the Closing or as soon as practicable thereafter, the Seller and D2F will deliver to the Company the following:

4.1.1. Share certificates representing the D2F Shares, duly endorsed for transfer to the Company, to be delivered to the Company at Closing or as soon as is practicable after the Closing;

    4.1.2.        A certified copy of the resolution of the board of directors of D2F authorizing:

4.1.2.1.	the execution and delivery of this Agreement and all documents to be executed and delivered by D2F at Closing.

    4.1.2.2.        the appointment of Nelson M. Skalbania to the board of directors of D2F.

    4.1.3.        The Non-Compete Agreement, duly executed by Seller;

4.1.4.	The Employment Agreement, duly executed by Seller;

4.1.5.	Any consents required to transfer the D2F Shares to the Company;

4.1.6.	All discharges and notices of discharge, estoppel letters, pay-out letters or similar discharging documentation, in registrable form if required, which are necessary or desirable to effect or evince the discharge of any Encumbrances other than Permitted Encumbrances, all of which are satisfactory in form and content to the Company, acting reasonably;

4.1.7.	A certificate jointly signed by the Seller and the principal officer of D2F, certifying that at and as of the Closing, the representations and warranties contained in this Agreement are true and correct as if made at the Closing and that all covenants, agreements and conditions required by this Agreement to be performed or complied with by D2F or the Seller prior to or at the Closing have been performed and complied with; and

4.1.8.	Such other documents, certificates, instruments and agreements as are required or contemplated to be delivered by D2F or the Seller pursuant to this Agreement.

4.2 The Company's Deliveries at Closing. At the Closing, the Company shall deliver to Seller and D2F as applicable:

    4.2.1.        The Company Debenture, to be delivered to the Seller at Closing;

    4.2.2.        A certified copy of resolutions of the board of directors of the Company authorizing:

    4.2.2.1.        the purchase of the D2F Shares by the Company;

4.2.2.2.	the execution and delivery of this Agreement and all documents to be executed and delivered by the Company at Closing;

4.2.2.3.	the appointment of Seller to the board of directors of the Company;

4.2.2.4.

the adoption of an Incentive Stock Option Plan (“ISO”) for the grant of qualified options to employees and the grant of nonqualified options to nonemployees within the meaning of Section 422 of the Internal Revenue Code, and to satisfy the corporate securities regulatory requirements of Rule 701 of the Securities Act of 1933 and Regulation 260.140.41 et seq. of Title 10 of the California Code of Regulations.

4.2.2.5.

The Company setting aside out of the authorized but unissued shares of common stock of the Company not reserved for any other purpose or out of shares of common stock held in or acquired for the treasury of the Company such number of shares so that on a fully exercised and converted basis the aggregate number of shares of the Company’s common stock that may be issued to Seller on the on the exercise of the Convertible Debenture subject to this Agreement and the Convertible Debenture subject to that certain Stock Purchase Agreement made and entered by and between the Company, Seller and Planktos, Inc. (“Planktos Agreement”), and to the ISO participants under the plan required by this Agreement and by the Planktos Agreement shall equal fifty percent (50%) of the Company’s common stock, as such shares may be adjusted by whether by reason of merger, consolidation, recapitalization, reclassification, split-up, combination of shares, or otherwise.

4.2.2.6.

Within six (6) months of the Closing Date, The Company will cause D2F to have direct access to the public capital markets to raise additional capital in excess of the Company’s post-Closing financing obligations of Section 2.7.

4.2.3.	A certificate of an officer of the Company, dated as of the Closing, certifying on behalf of the Company that at and as of the Closing the representations and warranties of the Company contained in this Agreement are true and correct as if made at the Closing and that all covenants, agreements and conditions required by this Agreement to be performed or complied with by the Company prior to or at the Closing have been performed and complied with, except as otherwise specifically disclosed to the Seller by notice in writing; and 4.2.4. Such other documents, certificates, instruments and agreements as are required or contemplated to be delivered by the Company pursuant to this Agreement.

ARTICLE VCONDITIONS
PRECEDENT TO CLOSING

5.1.     Conditions Precedent to Obligations of the Company. The obligations of the Company under this Agreement to consummate the Closing contemplated hereby shall be subject to the satisfaction on or before the Closing, of the following conditions, provided, however, that the Company may waive the pre-Closing performance of the following conditions (as conclusively established by Closing) without waiving its right to require the post-Closing performance of the following conditions (unless expressly waived in a signed writing):

5.1.1.	Representations and Warranties True. The representations and warranties of D2F and of Seller shall be in all material respects true and accurate as of the date when made, and, except as to representations and warranties which are expressly limited to a state of facts existing at a time prior to the Closing, shall be in all material respects true and accurate at and as of the Closing.

5.1.2.	Performance of Covenants. D2F and the Seller shall have performed and complied in all material respects with each and every covenant, agreement and condition required by this Agreement to be performed or complied with by it prior to or as of the Closing.

5.1.3.	No Governmental or Other Proceeding or Litigation. No order of any court or administrative agency shall be in effect which restrains or prohibits any transaction contemplated hereby; and no suit, action, other than the exercise of dissenters’ rights, investigation, inquiry or proceeding by any governmental body or other person or entity shall be pending or threatened against D2F which challenges the validity or legality, or seeks to restrain the consummation, of the transactions contemplated hereby.

5.1.4.	Business Plan. Seller and D2F shall have provided to Company a twelve (12) month budget and business plan satisfactory to Company.

5.1.5.	Closing Documentation. The Company shall have received the documents identified in Section 4.1 and such additional documentation at the Closing as the Company and its counsel may reasonably require to evidence compliance by D2F and Seller with all of their obligations under this Agreement.

5.2 Conditions Precedent to Obligations of D2F and Seller. The obligations of D2F and the Seller under this Agreement to consummate the Closing contemplated hereby shall be subject to the satisfaction, or to the waiver by D2F and Seller, on or before the Closing of the following conditions, provided, however, that D2F or Seller may waive the pre-Closing performance of the following conditions (as conclusively established by Closing) without waiving their right to require the post-Closing performance of the following conditions (unless expressly waived in a signed writing):

5.2.1.

Representations and Warranties True. The representations and warranties of the Company shall be in all material respects true and accurate as of the date when made, and, except as to representations and warranties which are expressly limited to a state of facts existing at a time prior to the Closing, shall be in all material respects true and accurate at and as of the Closing.

5.2.2.	Performance of Covenants. The Company shall have performed and complied in all material respects with each and every covenant, agreement and condition required by this Agreement to be performed or complied with by it prior to or as of the Closing.

5.2.3.	No Governmental or Other Proceeding or Litigation. No order of any court or administrative agency shall be in effect which restrains or prohibits any transaction contemplated hereby; and no suit, action, other than the exercise of dissenters’ rights, investigation, inquiry or proceeding by any governmental body or other person or entity shall be pending or threatened against the Company which challenges the validity or legality, or seeks to restrain the consummation, of the transactions contemplated hereby.

5.2.4.	Loan Completion. The Company shall have provided D2F with loans in the aggregate amount of one hundred twenty five thousand dollars ($125,000) prior to or as of the Closing.

5.2.5 Closing Documentation. D2F and Seller shall have received the documents identified in Section 4.2 and such additional documentation at the Closing as D2F and Seller and their respective counsel may reasonably require to evidence compliance by the Company with all of its obligations under this Agreement.

ARTICLE VI

INDEMNIFICATION

6.1 Indemnity of Seller.

The Company agrees to defend, indemnify and hold harmless Seller from and against, and to reimburse each Seller with respect to, all liabilities, losses, costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements (“Seller’s Losses”), asserted against or incurred by such Seller by reason of, arising out of, or in connection with any material breach of any representation or warranty contained in this Agreement made by the Company or in any document or certificate delivered by the Company pursuant to the provisions of this Agreement or in connection with the transactions contemplated thereby. Notwithstanding the foregoing provisions of this Section 6.1, no claim for indemnification shall be made by each Seller against the Company unless and until the aggregate Seller’s Losses exceed $25,000.

6.2 Indemnity of the Company.

D2F and the Seller, jointly and severally, agree to defend, indemnify and hold harmless the Company from and against, and to reimburse the Company with respect to, all liabilities, losses, costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements (“Company Losses”), asserted against or incurred the Company by reason of, arising out of, or in connection with any material breach of any representation or warranty contained in this Agreement and made by D2F or the Seller or in any document or certificate delivered by D2F or the Seller pursuant to the provisions of this Agreement or in connection with the transactions contemplated thereby; provided, however, that Seller shall only be required to defend, indemnify and hold harmless the Company for the representations and warranties made by Seller. Notwithstanding the foregoing provisions of this Section 6.2, no claim for indemnification shall be made by Company against Seller unless and until the aggregate Company Losses shall exceed $25,000.

6.3 Indemnification Procedure.

A party (an “Indemnified Party”) seeking indemnification shall give prompt notice to the other party (the “Indemnifying Party”) of any claim for indemnification arising under this Article VI. The Indemnifying Party shall have the right to assume and to control the defense of any such claim with counsel reasonably acceptable to such Indemnified Party, at the Indemnifying Party’s own cost and expense, including the cost and expense of reasonable attorneys’ fees and disbursements in connection with such defense, in which event the Indemnifying Party shall not be obligated to pay the fees and disbursements of separate counsel for such in such action. In the event, however, that such Indemnified Party’s legal counsel shall determine that defenses may be available to such Indemnified Party that are different from or in addition to those available to the Indemnifying Party, in that there could reasonably be expected to be a conflict of interest if such Indemnifying Party and the Indemnified Party have common counsel in any such proceeding, or if the Indemnified Party has not assumed the defense of the action or proceedings, then such Indemnifying Party may employ separate counsel to represent or defend such Indemnified Party, and the Indemnifying Party shall pay the reasonable fees and disbursements of counsel for such Indemnified Party. No settlement of any such claim or payment in connection with any such settlement shall be made without the prior written consent of the Indemnifying Party which consent shall not be unreasonably withheld.

ARTICLE VIIJOINT
AND SEVERAL OBLIGATIONS

Seller acknowledges and agrees that the Company is entering into this Agreement in reliance upon the personal covenants of the Seller and, accordingly, all covenants, representations and warranties provided by D2F in this Agreement are provided on a joint and several basis as between D2F and the Seller with the intent and effect that D2F and the Seller shall be jointly and severally bound thereby, and responsible therefor, up to the Closing, but after the Closing the Seller shall remain jointly and severally liable for the breach of any representations, warranties or covenants under this Agreement made by any of D2F and Seller, and Seller will have no right of contribution from D2F in relation thereto. Seller agrees with the Company that he shall perform, or cause D2F to perform, each and every covenant, agreement and obligation of D2F in this Agreement, and that D2F shall be bound by all such covenants, agreements and obligations as if it was providing such covenants and agreements, and assuming such obligations, personally.

ARTICLE VIII

MISCELLANEOUS

8.1.     Amendment and Modification; Waiver.

This Agreement may only be amended or modified in writing, signed by all of the parties hereto. No waiver in writing of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

8.2. Further Assurances.

The parties will execute and deliver such further documents and do such further and other things as may be necessary to carry out and give effect to the intent of this Agreement and the transactions contemplated hereby.

8.3. Expenses.

Except as otherwise expressly provided in this Agreement and whether or not the transactions contemplated by this Agreement are completed, the parties shall bear their own respective expenses (including, but not limited to, all compensation and expenses of counsel, consultants, actuaries and independent accountants) incurred in connection with this Agreement and the transactions contemplated hereby.

8.4. Public Disclosure.

The parties agree that, except as may be required to comply with the requirements of Applicable Laws, the parties shall keep the terms of this Agreement, and the agreements entered into in relation hereto, confidential. In this regard, D2F and the Seller acknowledges that the Seller is a publicly traded company and that the Seller may decide, in its sole discretion, when and how to comply with applicable reporting requirements emerging from its publicly traded status.

8.5. Assignment.

No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto, such consent not to be unreasonably withheld.

8.6.     Parties in Interest.

This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors, heirs or other personal legal representatives and permitted assigns. Except as expressly provided in this Agreement, nothing in this Agreement is intended to confer upon any person other than the Company, D2F and the Seller or their respective successors, heirs or other personal legal representatives or permitted assigns, any rights or remedies under or by reason of this Agreement.

8.7. Counterparts.

This Agreement and any amendments hereto may be executed in one or more counterparts, each of which shall be deemed to be an original by the parties executing such counterpart, but all of which shall be considered one and the same instrument. A signed facsimile or telecopied copy of this Agreement shall be effectual and valid proof of execution and delivery.

8.8.     Performance on Holidays.

If any action is required to be taken pursuant to this Agreement on or by a specified date which is not a Business Day, then such action shall be valid if taken on or by the next succeeding Business Day.

8.9 Notice.

All communications, notices, requests, consents or demands given or required under this Agreement shall be in writing and shall be deemed to have been duly given when delivered to, or received by prepaid registered or certified mail or recognized overnight courier addressed to, or upon receipt of a facsimile sent to, the party for whom intended, as follows, or to such other address or facsimile number as may be furnished by such party by notice in the manner provided herein:

If to Company:

Solar Energy Limited145-925
West Georgia Street

Vancouver, British Columbia, Canada V6C 3L2Attention:
Andrew Wallace, Director

Phone Number: (604) 669-4771Fax
Number: (604) 669-4731

With a copy to:

Ruairdih W. Campbell, Esq.

1403 E 900 S

Salt Lake City, UT 84105Phone
Number : (801) 582-9606Fax
Number: (801) 582-9629

If to D2F:

D2 Fusion Inc.1181
Chess Drive Suite HFoster
City, CA 94404

Attention: Russ George, PresidentPhone
Number:  (650) 638-1975Fax
Number: (650) 475-3949

With a copy to:

John J. Camozzi, Esq.Dillingham
& Murphy LLP225
Bush Street, Floor 6San
Francisco, CA 94104Phone
Number: (415) 397-2700

Fax Number: (415) 397-3300

If to Seller:

Russ George1181
Chess Drive Suite HFoster
City, CA 94404Phone
Number:  (650) 638-1975

Fax Number: (650) 475-3949

With a copy to:

John J. Camozzi, Esq.Dillingham
& Murphy LLP225
Bush Street, Floor 6San
Francisco, CA 94104Phone
Number: (415) 397-2700

Fax Number: (415) 397-3300

8.10. Governing Law.

This Agreement will be construed and enforced in accordance with and governed by the laws of the State of Delaware, without reference to principles of conflicts of law. Each of the parties consents to the jurisdiction of the federal courts whose districts encompass any part of the State of Delaware in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of such proceeding in such jurisdictions. Each party hereby agrees that if another party to this Agreement obtains a judgment against it in such a proceeding, the party which obtained such judgment may enforce same by summary judgment in the courts of any country having jurisdiction over the party against whom such judgment was obtained, and each party hereby waives any defenses available to it under local law and agrees to the enforcement of such a judgment. Each party to this Agreement irrevocably consents to the service of process in any such proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party at its address set forth herein. Nothing herein shall affect the right of any party to serve process in any other manner permitted by law.

8.11.     Construction.

Headings contained in this Agreement are for convenience only and shall not be used in the interpretation of this Agreement. References herein to Exhibits are to the disclosures pertinent to this Agreement. The Exhibits are hereby incorporated herein by reference and made a part of this Agreement. As used herein, the singular includes the plural, and the masculine, feminine and neuter gender each includes the others where the context so indicates. Any item that is disclosed in a representation or warranty or in the Exhibits shall be deemed disclosed for all purposes and for every representation and warranty.

8.12. Severability.

If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, this Agreement shall be interpreted and enforceable as if such provision were severed or limited, but only to the extent necessary to render such provision and this Agreement enforceable.

8.13. Entire Agreement.

This Agreement, the Exhibits and any instruments and agreements to be executed pursuant to this Agreement, sets forth the entire understanding of the parties hereto with respect to its subject matter, merges and supersedes all prior and contemporaneous understandings with respect to its subject matter and may not be waived or modified, in whole or in part, except by a writing signed by each of the parties hereto. No waiver of any provision of this Agreement in any instance shall be deemed to be a waiver of the same or any other provision in any other instance. Failure of any party to enforce any provision of this Agreement shall not be construed as a waiver of its rights under such provision.

IN WITNESS WHEREOF each of the parties hereto has executed this Agreement as of the date first set forth above.

SOLAR ENERGY LIMITED

/s/ Andrew Wallace

By: Andrew WallaceDirector

D2 Fusion Inc.

/s/ Russ George

By: Russ GeorgePresident

SELLER

/s/ Russ George

Russ George

EXHIBIT A

CONVERTIBLE DEBENTURE

CONVERTIBLE DEBENTURE

THESE SECURITIES HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE SECURITIES REGISTRATION AND QUALIFICATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. ACCORDINGLY, THIS CONVERTIBLE DEBENTURE AND THE SHARES OF COMMON STOCK CONVERTIBLE HERETO MAY NOT BE TRANSFERRED OR RESOLD WITHOUT REGISTRATION AND QUALIFICATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, UNLESS AN EXEMPTION FROM SUCH REGISTRATION AND QUALIFICATION UNDER THE SECURITIES ACT AND SUCH LAWS IS THEN AVAILABLE. THIS CONVERTIBLE DEBENTURE HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES COMMISSION, ANY STATE SECURITIES COMMISSION OR OTHER REGULATORY AUTHORITY.

FIVE YEAR CONVERTIBLE DEBENTURE DUE ON OR BEFORE August 18, 2010

PRINCIPAL USD $2,000,000 EFFECTIVE DATE: August 18,, 2005

FOR VALUE RECEIVED, SOLAR ENERGY LIMITED, a Delaware corporation, (“Company”), hereby promises to pay to Russ George or registered assigns (“Holder”), on or before August 18, 2010, (“Maturity Date”), the principal amount of two million United States Dollars (US$2,000,000) and to pay interest on the principal amount hereof, in such amounts, at such times and on such terms and conditions as are specified herein.

Article 1. Interest

The Company shall pay interest on the unpaid principal amount of this Convertible Debenture (“Debenture’) at the rate of Five Percent (5.0%) per year, payable in cash at the time of conversion or on the Maturity Date from net cash flow realized from the operations of D2 Fusion Inc. (“D2F”). Interest on this Debenture shall accrue from August 18,, 2005 (the “Effective Date”) and shall be computed on the basis of a calendar year of twelve (12) months. Should the Holder convert this Debenture prior to the Maturity Date, the Company shall pay to the Holder, upon conversion, the pro-rata portion of accrued interest payable through the conversion date. However, should D2F fail to realize net cash flow from operations by the conversion date or the Maturity Date, whichever date occurs first, the Company shall not be obligated to pay interest on this Debenture.

Article 2. Method of Payment

This Debenture must be surrendered to the Company in order for the Holder to receive payment of the principal and interest amounts due hereof. Should Holder elect to accept cash due as principal and interest under this Debenture, the Company may draw a check for the payment of the principal and interest to the order of the Holder of this Debenture and mail it to the Holder’s address as shown on the Register (as defined in Section 7.1 below).

Article 3. Conversion

Section 3.1. Conversion Privileges

(a)	The Holder of this Debenture shall have the option to convert the principal due into shares of the Company’s common stock, par value $0.0001 (“Common Stock”) one (1) year after the Effective Date and prior to the Maturity Date (“Holder’s Stock Conversion Privilege”), at the lesser rate of one dollar ($1.00) per share of the Company’s Common Stock or a rate determined by a ten percent (10%) discount off the ten (10) day trading average of the Company’s Common Stock over the ten (10) days immediately prior to giving notice to the Company of Holder’s intention to convert (“Stock Conversion Price”). In the event that the Company shall cause D2F to become a separate public company, pursuant to an initial public offering, reverse acquisition or merger, the Company Debenture shall be convertible, at Holder’s option, into shares of the separate public entity on the same terms and conditions. In the event that the Company shall cause D2F to become a separate public company, pursuant to an initial public offering, reverse acquisition or merger, the Company Debenture shall be convertible, at Holder’s option, into shares of the separate public entity on the same terms and conditions. The number of shares of Common Stock issuable upon conversion of this Debenture is determined by dividing the principal by the Stock Conversion Price.

(b)	Less than all of the principal amount of this Debenture may be converted into Common Stock, if the portion converted is US$100,000 or a whole multiple of $100,000 and the provisions of this Article 4 that apply to the conversion of all of the Debenture shall also apply to the conversion of a portion of it. This Debenture may not be converted, whether in whole or in part, except in accordance with Section 3.2.

(c)	Changes in Stock In the event that shares of Common Stock of the Company as presently constituted shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, split-up, combination of shares, or otherwise), or if the number of shares of Common Stock of the Company shall be increased through the payment of a stock dividend, then there shall be substituted for or added to each share of Common Stock of the Company theretofore appropriated or thereafter subject or which may become subject to this Debenture, the number and kind of shares of stock or other securities into which each outstanding share of which each such share shall be exchanged, or which each such share shall be entitled, as the case may be. In the event there shall be any other change in the number or kind of the outstanding shares of Common Stock of the Company, or of any stock or other securities into which it shall have been exchanged, then this Debenture shall be so amended or adjusted so that the Holder shall be entitled to acquire the same percentage of the Company’s authorized Common Stock in the absence of such change.

Section 3.2. Conversion Procedure

(a)	Common Stock Conversion. Upon exercise of the Holder’s Stock Conversion Privilege attached to this Debenture, the Holder hereof shall submit this Debenture to the Company, and the Company shall, within five (5) business days of receipt of such Debenture, instruct Company’s transfer agent to issue one or more certificates representing that number of shares of Common Stock into which the Debenture is convertible based on the Stock Conversion Price in accordance with the provisions regarding conversion set forth in Exhibit A hereto.

(b)	Common Stock Delivery Within ten (10) business days after receipt of the required documentation, the Company shall deliver to Holder one or more certificates for the number of shares of Common Stock issuable upon the conversion. The Company will be responsible for all necessary actions and to bear all costs to issue the Common Stock, including the responsibility and cost for delivery of an opinion letter to the transfer agent, if so required. The person in whose name the certificate of Common Stock is to be registered shall be treated as a shareholder of record on and after the date of conversion. Upon surrender of any Debenture that is to be converted in part, the Company shall issue to the Holder a new Debenture equal to the unconverted amount, if so requested by Holder.

Section 3.3 Fractional Shares. The Company shall not issue a fractional share of Common Stock upon the conversion of this Debenture into Common Stock. Instead, the Company shall round up to the nearest whole share.

Section 3.4 Taxes on Conversion. The Company shall pay any documentary, stamp or similar issue or transfer tax due on the issuance of shares of Common Stock upon the conversion of this Debenture. However, the Holder shall pay any such tax which is due because the shares are issued in a name other than its name.

Section 3.5 Company to Reserve Stock. The Company shall reserve out of its authorized but unissued Common Stock or Common Stock held in treasury a sufficient number of shares of Common Stock to permit the conversion of this Debenture into Common Stock. All shares of Common Stock which may be issued upon the conversion hereof shall upon issuance be validly issued, fully paid, non assessable and free from all taxes, liens and charges with respect to the issuance thereof.

Section 3.6. Restrictions on Transfer. This Debenture and the Common Stock issuable upon the conversion hereof have not been registered under the Securities Act of 1933, as amended, (the “Securities Act”) and the Common Stock issuable upon the conversion thereof may only be offered or sold pursuant to registration under or an exemption from the Securities Act.

Section 3.7. Mergers, Etc. If the Company merges or consolidates with another corporation or sells or transfers all or substantially all of its assets to another person and the holders of the Common Stock are entitled to receive stock, securities or property in respect of or in exchange for Common Stock, then as a condition of such merger, consolidation, sale or transfer, the Company and any such successor, purchaser or transferee shall amend this Debenture to provide that it may thereafter be converted on the terms and subject to the conditions set forth above into the kind and amount of stock, securities or property receivable upon such merger, consolidation, sale or transfer by a holder of the number of shares of Common Stock into which this Debenture might have been converted immediately before such merger, consolidation, sale or transfer, subject to adjustments which shall be as nearly equivalent as may be practicable to adjustments provided for herein.

Article 4. Mergers

The Company shall not consolidate or merge into, or transfer all or substantially all of its assets to, any person, unless such person assumes the obligations of the Company under his Debenture and immediately after such transaction no Event of Default exists. Any reference herein to the Company shall refer to such surviving or transferee corporation and the obligations of the Company shall terminate upon such assumption.

Article 5. Reports

The Company will mail, upon request, to the Holder hereof at its address as shown on the Register a copy of any annual, quarterly or current report that it files with the Securities and Exchange Commission (“Commission”) promptly after the filing thereof and upon request, a copy of any annual, quarterly or other report or proxy statement that it gives to its shareholders generally at the time such report or statement is sent to shareholders.

Article 6. Defaults and Remedies

Section 6.1 Events of Default. an “Event of Default” occurs if (a) the Company does not arrange financing for D2F in the amount of two million dollars ($2,000,000) or should any required tranche of the arranged financing fail to close as set forth more fully in that certain Stock Purchase Agreement made and entered even herewith by and between the Company, Holder and D2F, Inc. (“Stock Purchase Agreement”), (b) the Company fails to meet any of its pre-Closing or post-Closing obligations of Sections 2.7, 4.2 or 5.2 of the Stock Purchase Agreement that are not expressly waived in writing by Seller, (c) the Company does not make the payment of the principal on this Debenture when the same becomes due and payable at maturity, upon conversion or otherwise, (d) the Company fails to comply with any of its other agreements in this Debenture and such failure continues for the period and after the notice specified below, (e) the Company pursuant to or within the meaning of any Bankruptcy Law (as hereinafter defined): (i) commences a voluntary case; (ii) consents to the entry of an order for relief against it in an involuntary case; (iii) consents to the appointment of a Custodian (as hereinafter defined) of it or for all or substantially all of its property of (iv) makes a general assignment for the benefit of its creditors or (v) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (A) is for relief against the Company in an involuntary case; (B) appoints a Custodian of the Company or for all or substantially all of its property or (C) orders the liquidation of the Company, and the order or decree remains unstayed and in effect for 60 days, and (D) the Company shall have its Common Stock delisted from an exchange or over-the-counter market. As used in this Section 6.1, the term “Bankruptcy Law” means Title 11 of the USC or any federal or state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator or official under any Bankruptcy Law.

Section 6.2. Acceleration. If an Event of Default occurs and is continuing, the Holder hereof by notice to the Company may declare the principal on this Debenture to be due and payable. Upon such declaration, the principal shall be due and payable immediately.

Section 6.3 Redemption. If an Event of Default occurs and is continuing, the Holder hereof by notice to the Company may return this Debenture to the Company for cancellation in exchange for the issued and outstanding shares of D2F, Inc.

Section 6.4 General Assignment. The Company shall execute and register a secondary general assignment of the rights to ownership of the issued and outstanding shares of D2F to the benefit of Holder until full satisfaction of the principal and interest due under this Debenture is realized by the Holder.

The Holder of this Debenture does hereby agree to extinguish said general assignment of the issued and outstanding shares of D2F (a) upon the satisfaction of this Debenture, or (b) upon conversion of this Debenture by the Holder into Common Stock.

Article 7. Debenture

Section 7.1. Record Ownership. The Company shall maintain a register identifying the Holder of this Debenture (“Register”) detailing the name, address and principal amount of this Debenture. The Register may be maintained in electronic, magnetic or other computerized form. The Company may treat the person named as the Holder of this Debenture in the Register as the sole owner of this Debenture. The Holder of this Debenture is the person exclusively entitled to receive notifications with respect to this Debenture, convert it into Common Stock and otherwise exercise all rights and powers as the absolute owner hereof.

Section 7.2. Non-Transferable. This Debenture may not be transferred, pledged, hypothecated or assigned to any entity or person not a party to the Stock Purchase Agreement dated August 18 2005 between the Company, Holder and D2F, Inc.; provided, however, that the Holder may transfer or assign this Debenture to a trust for the benefit of the Holder, his issue or their issue, or to a corporation or other entity under the control of the Holder or the Holder’s trust.

Section 7.3. Exchange When this Debenture is presented to the Company with a reasonable request to exchange it for an equal principal amount of Debentures of other denominations, the Company shall make such exchange and shall cancel this Debenture and issue in lieu thereof Debentures having a total principal amount equal to this Debenture in the denominations requested by the Holder. The Company may charge a reasonable fee for any registration of transfer or exchange other than one occasioned by a notice of conversion.

Section 7.4. Worn or Lost Debentures. If this Debenture becomes worn, defaced or mutilated but is still substantially intact and recognizable, the Company or its agent may issue a new Debenture in lieu hereof upon its surrender. Where the Holder of this Debenture claims that the Debenture has been lost, destroyed or wrongfully taken, the Company shall issue a new Debenture in place of the original Debenture if the Holder so requests by written notice to the Company actually received by the Company before it is notified that the Debenture has been acquired by a bona fide purchaser and the Holder has delivered to the Company an indemnity bond in such amount and issued by such surety as the Company deems satisfactory together with an affidavit of the Holder setting forth the facts concerning such loss, destruction or wrongful taking and such other information in such form with such proof or verification as the Company may request.

Article 8 Holder Representations and Transaction Qualifications

Section 8.1. Accredited Investor Status Holder is a "U.S. person", who certifies to the Company that he is, as reflected by checking the appropriate box (or boxes) below and initialing next to such checked box (or boxes):

i.     [ ] ____ (initial) a natural person whose individual net worth, or joint net worth with that person’s spouse (including the value of his or her principal residence valued at either (A) cost, including cost of improvements, net of current encumbrances on the property, or (B) the appraised value of the property as determined by a written appraisal used by an institutional lender making a loan to him or her secured by the property, including subsequent improvements, net of current encumbrances on the property), at the time of his or her purchase of the Debenture exceeds $1,000,000; or

ii.     [ ] ____ (initial) a natural person who had individual annual income in excess of $200,000 in each of 2004 and 2003 and who reasonably expects that his or her individual annual income will exceed $200,000 in 2005; or

iii.     [ ] ____ (initial) a natural person who had joint annual income with that person’s spouse in excess of $300,000 in each of 2004 and 2003 and who reasonably expects to have joint annual income in excess of $300,000 in 2005; or

iv. [ ] ____ (initial)
a)

[ ] ____ (initial) a bank as defined in Section 3(a)(2) of the Securities Act or a savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity;

b)	[ ] ____ (initial) a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended;

c)	[ ] ____ (initial) an insurance company as defined in Section 2(13) of the Securities Act;

d)	[ ] ____ (initial) an investment company registered under the Investment Act of 1940, as amended;

e)	[ ] ____ (initial) a business development company as defined in Section 2(a)(48) of the Investment Company Act;

f)	[ ] ____ (initial) a Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958;

g)

[ ] ____ (initial) a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if the plan has total assets in excess of $5,000,000;

h)

[ ] ____ (initial) an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such act, that is a bank, a savings and loan association, an insurance company or a registered investment advisor, or if the employee benefit plan has total assets in excess of $5,000,000, or, if a self directed plan, with investment decisions made solely by persons that meet any one or more of the tests set forth in Section III (i) through (v) hereof;

i)	[ ] ____ (initial) a private business development company as defined in Section 202(a)(22) of the Investment Advisors Act of 1940, as amended;

j)

[ ] ____ (initial) an organization described in Section 501(c)(3) of the Internal Revenue Code, a corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of making an investment in the Subscribed Shares, with total assets in excess of $5,000,000;

k)

[ ] ____ (initial) a trust, with total assets in excess of $5,000,000, not formed for the specific purpose of making an investment in the Subscribed Shares, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(iii) of Regulation D promulgated under the Securities Act; or

v.     [ ] ____ (initial) an entity in which all of the equity owners meet any one or more of the tests set forth in Section III. (i) through (iv); or

vi.     [ ] ____ (initial) none of the above.

Section 8.2. Investment Experience Representations Holder represents and warrants to the Company that:

i.     Holder is 21 years of age or older, has adequate means for providing for his or her current needs and personal contingencies and has no need for liquidity in the investment in the Debenture.

ii.     Holder is able to bear the economic risks attendant to an investment in the Debenture.

Iii.     Holder is a bona fide resident and domiciliary (not a temporary or transient resident) of the state or country set forth below his or her signature on the signature page hereof.

iv.     Holder understands, or has relied upon the advice of his or her own personal tax and legal counsel, accountants, and/or other professional advisors with regard to, the financial, tax and other pertinent considerations in making an investment in the Debenture.

v.     Holder is acquiring the Debenture for the Holder’s own account, as principal, for investment and not with a view to the resale or distribution of any interest therein.

vi.     [ ] ____ (initial) The total purchase price of securities at the time of the sale of the securities will not exceed 10% of the Holder’s net worth (Individuals; either independently or jointly with spouse).

Section 8.3 Complete Information All the information which Holder has heretofore furnished to the Company, or which is set forth herein or in any document delivered by Holder pursuant hereto or in connection herewith, with respect to Holder’s status, financial condition and knowledge and experience is correct and complete as of the date hereof, and if there should be any material change in such information prior to the sale of the Debenture to Holder, Holder will immediately furnish such revised or corrected information to the Company. In furnishing the information, representations and warranties set forth herein, Holder acknowledges that the Company will be relying thereon in determining, inter-alia, whether the offer and sale of the Debenture to the Holder is exempt from the requirement to register or qualify said offer and sale under applicable state securities or “Blue Sky” laws.

Section 8.4 Blue Sky Laws Holder agrees that if Holder is a resident of any state whose “Blue Sky” laws or other local securities laws require a restriction on transferability of any of the securities referred to in this Debenture, Holder will specifically and fully comply with such restrictions.

Article 9 Indemnification

Holder hereby agrees to indemnify, defend and hold harmless the Company and its subsidiaries, and any and all of the employees, directors, officers, attorneys, accountants, agents, Affiliates or control persons of any such entity, who were or are a party or are threatened to be made a party to an threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, from and against any and all damage, loss, cost, expense, (including judgments, fines and amounts paid in settlement), obligation, claim, cause of action or liability (including attorneys’ fees, expert witness fees, investigative fees, accountants’ fees, and the cost incurred by such individuals, concerns or entities) any of them may incur by reason of any breach by Holder of the representations, warranties, covenants and agreements made by Holder in this Debenture or any false statement contained in any document delivered by Holder pursuant hereto or in connection herewith.

Article 10. Notices

Any notice which is required or convenient under the terms of this Debenture shall be duly given if it is in writing and delivered in person or mailed by first class mail, postage prepaid and directed to the Holder of the Debenture at its address as it appears on the Register or if to the Company to its principal executive offices. The time when such notice is sent shall be the time of the giving of the notice.

Article 11. Time

Where this Debenture authorizes or requires the payment of money or the performance of a condition or obligation on a Saturday or Sunday or a public holiday, or authorizes or requires the payment of money or the performance of a condition or obligation within, before or after a period of time computed from a certain date, and such period of time ends on a Saturday or Sunday or a public holiday, such payment may be made or condition or obligation performed on the next succeeding business day, and if the period ends at a specified hour, such payment may be made or condition performed, at or before the same hour of such next succeeding business day, with the same force and effect as if made or performed in accordance with the terms of this Debenture. “A business day” shall mean a day on which the banks in the United States of America are not required or allowed to be closed. Article 12. Waivers

The Holder of this Debenture may waive a default or rescind the declaration of an Event of Default and its consequences except for a default in the payment of principal on this Debenture.

Article 13. Rules of Construction

In this Debenture, unless the context otherwise requires, words in the singular number include the plural, and in the plural include the singular, and words of the masculine gender include the feminine and the neuter, and when the sense so indicates, words of the neuter gender may refer to any gender. The numbers and titles of sections contained in the Debenture are inserted for convenience of reference only, and they neither form a part of this Debenture nor are they to be used in the construction or interpretation hereof. Wherever, in this Debenture, a determination by the Company is required or allowed, such determination shall be made by a majority of the Board of Directors of the Company and if it is made in good faith, it shall be conclusive and binding upon the Company and the Holder of this Debenture.

[THIS SPACE INTENTIONALLY LEFT BLANK]

Article 14. Governing Law

The validity, terms, performance and enforcement of this Debenture shall be governed and construed by the provisions hereof and in accordance with the laws of the State of Delaware applicable to agreements that are negotiated, executed, delivered and performed solely in the State of Delaware.

IN WITNESS WHEREOF, the Company has duly executed this Debenture as of the date first written above.

SOLAR ENERGY LIMITED

/s/ Andrew Wallace

By:

Andrew Wallace

Title: Director

EXHIBIT “A”

NOTICE OF CONVERSION

        (To be Executed by the Registered Holder in order to Convert the Debenture.)

The undersigned hereby irrevocably elects, as of _____________, 200__ to convert US $___________ of the Debenture, including principal into Shares of Common Stock (“Shares”) of Solar Energy Limited (“Company”) according to the conditions set forth in the Convertible Debenture dated August 18, 2005.

Date of Conversion _____________________

Conversion Price _____________________

Number of Shares Issuable upon this conversion ___________

Debenture Holder

Name :_______________________________________________[Please
print]

Address :______________________________________________

_________________

City State Postal Code

Phone :________________ Fax :_________________

Signature :_____________________________________Date :_______________[Name]